EXHIBIT 99.1

PRESS RELEASE
NOBLE CORPORATION PLC ANNOUNCES THIRD QUARTER 2025 RESULTS
•Approximately $740 million in new contract value since August fleet status report, backlog increased to $7.0 billion.
•$0.50 per share cash dividend declared for Q4, bringing 2025 total shareholder capital returns to $340 million.
•Q3 Net Loss of $21 million, Loss per Share of $0.13, Adjusted Diluted Earnings per Share of $0.19, Adjusted EBITDA of $254 million, net cash provided by operating activities of $277 million, and Free Cash Flow of $139 million.
•Guidance for 2025 narrowed as follows: Total Revenue of $3,225 to $3,275 million ($3,200 to $3,300 million previously); Adjusted EBITDA of $1,100 to $1,125 million ($1,075 to $1,150 million previously); and Capital Expenditures (net of reimbursements) of $425 to $450 million ($400 to $450 million previously).
HOUSTON, TEXAS, October 27, 2025 - Noble Corporation plc (NYSE: NE, “Noble” or the “Company”) today reported third quarter 2025 results.

	Three Months Ended
(in millions, except per share amounts)	September 30, 2025	September 30, 2024	June 30, 2025
Total Revenue	$798	$801	$849
Contract Drilling Services Revenue	757	764	812
Net Income (Loss)	(21)	61	43
Adjusted EBITDA*	254	291	282
Adjusted Net Income (Loss)*	30	89	20
Basic Earnings (Loss) Per Share	(0.13)	0.41	0.27
Diluted Earnings (Loss) Per Share	(0.13)	0.40	0.27
Adjusted Diluted Earnings (Loss) Per Share*	0.19	0.58	0.13

* A Non-GAAP supporting schedule is included with the statements and schedules in this press release.
Robert W. Eifler, President and Chief Executive Officer of Noble, stated “We achieved solid operational performance and cash flow in the third quarter, while several key contract awards have enabled Noble to expand backlog compared to prior quarter and year ago levels. These contracting wins deepen our position in our customers’ core basins and reflect Noble’s commitment to driving value for our customers and shareholders in a capital disciplined energy environment.”
Third Quarter Results
Contract drilling services revenue for the third quarter of 2025 totaled $757 million compared to $812 million in the prior quarter, with the sequential decrease driven primarily by rig utilization. Utilization of the 35 marketed rigs was 65% in the third quarter of 2025 compared to 73% in the prior quarter. Contract drilling services costs for the third quarter were $480 million, down from $502 million in the prior quarter. Net income (loss) decreased to $(21) million in the third quarter of 2025, down from $43 million in the prior quarter, and Adjusted EBITDA decreased to $254 million in the third quarter of 2025, down from $282 million in the prior quarter. Net cash provided by operating activities in the third quarter of 2025 was $277 million, capital expenditures were $138 million, and free cash flow (non-GAAP) was $139 million. Additionally, net disposal proceeds during the quarter totaled $87 million.
Balance Sheet & Capital Allocation
The Company's balance sheet as of September 30, 2025, reflected total debt principal value of $2 billion and cash (and cash equivalents) of $478 million.
On October 27, 2025, Noble’s Board of Directors approved an interim quarterly cash dividend on our ordinary shares of $0.50 per share for the third quarter of 2025. The $0.50 per share dividend is expected to be paid on December 18, 2025, to shareholders of record at close of business on December 4, 2025. Future quarterly dividends and other shareholder returns will be subject to, amongst other things, approval by the Board of Directors.
Operating Highlights and Backlog
Noble's fleet of twenty-four marketed floaters was 67% contracted during the third quarter compared with 78% in the prior quarter. Recent backlog additions since last quarter have added over four rig years of total backlog, bringing total rig years of backlog added during 2025 to 22 rig years. Recent dayrate fixtures for Tier-1 drillships have remained in the low to mid $400,000s. Utilization of Noble's eleven marketed jackups was 60% in the third quarter versus 63% utilization during the prior quarter. Leading edge dayrates for harsh environment jackups in the North Sea have remained stable across a limited number of contract fixtures.
Subsequent to last quarter’s earnings press release, new contracts with a total contract value of approximately $740 million include the following:
•Noble BlackLion and Noble BlackHornet were both awarded two-year contract extensions with bp in the U.S. Gulf, extending the rigs into September 2028 and February 2029, respectively. These extensions are valued at $310 million per rig, excluding MPD, and both have an additional one-year priced option.
•Noble Venturer received a contract from Amni International for one exploration well in Ghana at a dayrate of $450,000. This contract is expected to follow in direct continuation of the rig’s current program in Ghana.
•Noble Resolute was awarded a one-year contract from Eni in the North Sea at a dayrate of $125,000, expected to commence in December 2025.
•Noble Interceptor was awarded a contract for a 150-days accommodation scope in Norway, scheduled to commence in August 2026. Total contract value is $38.7 million including mobilization and demobilization.
•Noble Developer had an option exercised by Petronas for one additional well in Suriname in early 2026.
Backlog as of October 27, 2025, stands at $7.0 billion. Backlog excludes mobilization and demobilization revenue. The previously announced sales of the jackup Noble Highlander and drillship Pacific Meltem closed in the third quarter, generating combined net proceeds of $87 million. Subsequently, the Noble Reacher, previously employed as an accommodation and intervention unit, was sold in October for $27.5 million. The Noble Globetrotter II remains held for sale.
Outlook
For the full year 2025, Noble narrows guidance as follows: Total Revenue guidance in the range of $3,225 to $3,275 million (previously $3,200 to $3,300 million); Adjusted EBITDA in the range of $1,100 to $1,125 million (previously $1,075 to $1,150 million), and Capital Expenditures (net of reimbursements) in the range of $425 to $450 million (previously $400 to $450 million).
Commenting on Noble’s outlook, Mr. Eifler stated, “Our recent backlog expansion and constructive customer dialogue continue to support the formation of a deepwater utilization recovery by late 2026 or early 2027. While we anticipate a moderately lower earnings and cash flow profile in H1 2026 compared to H2 2025, the foundation for an improving market and corresponding earnings inflection is well underway. In the meantime, Noble remains committed to our meaningful dividend program in expectation of providing a durable cash yield for our shareholders through the cycle.”
Due to the forward-looking nature of Adjusted EBITDA and Capital Expenditures (net of reimbursements), management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, net income, and capital expenditures, respectively. Accordingly, the Company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure without unreasonable effort. The unavailable information could have a significant effect on Noble’s full year 2025 GAAP financial results.
Conference Call
Noble will host a conference call related to its third quarter 2025 results on Tuesday, October 28, 2025, at 8:00 a.m. U.S. Central Time. Interested parties may dial +1 800-715-9871 and refer to conference ID 31391 approximately 15 minutes prior to the scheduled start time. Additionally, a live webcast link will be available on the Investor Relations section of the Company’s website. A webcast replay will be accessible for a limited time following the call.
Contact Noble Corporation plc
Ian Macpherson
Vice President - Investor Relations
+1 713-239-6019
imacpherson@noblecorp.com
About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.
Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this communication are forward looking statements, including those regarding 2025 guidance (including revenue, adjusted EBITDA and capital expenditures), the offshore drilling market and demand fundamentals, realization and timing of integration synergies, costs, the benefits or results of acquisitions or dispositions such as the acquisition of Diamond Offshore Drilling, Inc. (the “Diamond Transaction”), free cash flow expectations, including estimates for 2026 free cash flow, capital expenditure expectations, capital allocation expectations, including planned dividends and share repurchases, contract backlog, including projections for the achievement of performance incentives, rig demand, expected future contracts, options or extensions on existing contracts, anticipated contract start dates, major project schedules, dayrates and duration, any asset sales, rig retirements or rig stacking, access to capital, fleet condition and utilization, and the timing and amount of insurance recoveries. Forward-looking statements involve risks, uncertainties, and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this communication, or in the documents incorporated by reference, the words “guidance,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “achieve,” “shall,” “target,” “will,” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks and uncertainties include, but are not limited to, those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage, and financing needs. There can be no assurance that a dividend or buyback program will be declared or continued.
Contract Backlog
The duration and timing (including both starting and ending dates) of the customer contracts are estimates only, and customer contracts are subject to cancellation, suspension, delays for a variety of reasons, and for certain customers, reallocation of term among contracted rigs, including some beyond Noble’s control. The contract backlog represents the maximum contract drilling revenues that can be earned when only considering the contractual operating dayrate in effect during the firm contract period. The actual average dayrate will depend upon a number of factors (e.g., rig downtime, suspension of operations, etc.) including some beyond Noble’s control. The dayrates do not include revenue for mobilizations, demobilizations, upgrades, contract preparation, shipyards, or recharges, unless specifically otherwise stated. Dayrates do not generally include revenue for performance incentives, with the exception of approximately 40% assumed performance revenue realized on a combined basis under certain long-term contracts with Shell (US) and TotalEnergies (Suriname).

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating revenues
Contract drilling services	$757,405	$763,543	$2,401,910	$2,036,678
Reimbursables and other	40,612	37,006	119,246	93,799
	798,017	800,549	2,521,156	2,130,477
Operating costs and expenses
Contract drilling services	479,894	434,192	1,444,420	1,159,913
Reimbursables	30,547	28,185	90,691	69,196
Depreciation and amortization	147,260	109,879	437,482	287,347
General and administrative	33,301	43,596	103,485	109,226
Merger and integration costs	2,145	69,214	22,367	89,163
(Gain) loss on sale of operating assets, net	(6,232)	—	(10,983)	(17,357)
Loss on Impairment	60,702	—	60,702	—
	747,617	685,066	2,148,164	1,697,488
Operating income (loss)	50,400	115,483	372,992	432,989
Other income (expense)
Interest expense, net of amounts capitalized	(40,490)	(24,951)	(120,954)	(54,491)
Interest income and other, net	726	2,292	7,275	(10,626)
Income (loss) before income taxes	10,636	92,824	259,313	367,872
Income tax benefit (provision)	(31,731)	(31,608)	(129,233)	(16,167)
Net income (loss)	$(21,095)	$61,216	$130,080	$351,705

Per share data
Basic:
Net income (loss)	$(0.13)	$0.41	$0.82	$2.43
Diluted:
Net income (loss)	$(0.13)	$0.40	$0.80	$2.37

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$477,946	$247,303
Accounts receivable, net	678,286	796,961
Prepaid expenses and other current assets	208,227	344,600
Total current assets	1,364,459	1,388,864
Property and equipment, at cost	6,981,861	6,904,731
Accumulated depreciation	(1,250,091)	(868,914)
Property and equipment, net	5,731,770	6,035,817
Other assets	543,088	540,087
Total assets	$7,639,317	$7,964,768
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$304,982	$397,622
Accrued payroll and related costs	98,777	116,877
Other current liabilities	375,513	425,863
Total current liabilities	779,272	940,362
Long-term debt	1,976,919	1,980,186
Other liabilities	349,012	384,254
Noncurrent contract liabilities	—	8,580
Total liabilities	3,105,203	3,313,382
Commitments and contingencies
Total shareholders’ equity	4,534,114	4,651,386
Total liabilities and equity	$7,639,317	$7,964,768

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$130,080	$351,705
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	437,482	287,347
Amortization of intangible assets and contract liabilities, net	(8,366)	(46,580)
(Gain) loss on sale of operating assets, net	(10,983)	(17,357)
Loss on impairment	60,702	—
Other operating activities	155,638	(55,854)
Net cash provided by (used in) operating activities	764,553	519,261
Cash flows from investing activities
Capital expenditures	(367,776)	(434,653)
Proceeds from insurance claims	22,201	16,426
Cash paid in stock-based business combination, net	—	(400,458)
Proceeds from disposal of assets, net	101,898	4,885
Net cash provided by (used in) investing activities	(243,677)	(813,800)
Cash flows from financing activities
Issuance of debt	—	824,000
Borrowings on credit facilities	—	35,000
Repayments of credit facilities	—	(35,000)
Debt issuance costs	—	(10,002)
Warrants exercised	41	628
Share repurchases	(20,000)	(250,000)
Dividend payments	(240,442)	(198,150)
Withholding tax related to employee stock transactions	(9,713)	(57,167)
Finance lease payments	(18,525)	—
Other	—	22,578
Net cash provided by (used in) financing activities	(288,639)	331,887
Net increase (decrease) in cash, cash equivalents and restricted cash	232,237	37,348
Cash, cash equivalents and restricted cash, beginning of period	252,279	367,745
Cash, cash equivalents and restricted cash, end of period	$484,516	$405,093

NOBLE CORPORATION plc AND SUBSIDIARIES
OPERATIONAL INFORMATION
(Unaudited)

	Average Rig Utilization (1)
	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
Floaters	65%	70%	72%
Jackups	54%	61%	83%
Total	61%	67%	76%

	Operating Days
	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
Floaters	1,488	1,705	1,418
Jackups	627	724	991
Total	2,115	2,429	2,409

	Average Dayrates
	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
Floaters	$423,489	$400,802	$424,199
Jackups	202,982	176,503	159,444
Total	$358,126	$333,960	$315,295
(1) Average Rig Utilization statistics include all marketed and cold stacked rigs.

NOBLE CORPORATION plc AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following tables presents the computation of basic and diluted income (loss) per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Numerator:
Net income (loss)	$(21,095)	$61,216	$130,080	$351,705
Denominator:
Weighted average shares outstanding - basic	158,834	149,727	158,879	144,863
Dilutive effect of share-based awards	—	1,877	1,999	1,877
Dilutive effect of warrants	—	1,334	835	1,502
Weighted average shares outstanding - diluted	158,834	152,938	161,713	148,242
Per share data
Basic:
Net income (loss)	$(0.13)	$0.41	$0.82	$2.43
Diluted:
Net income (loss)	$(0.13)	$0.40	$0.80	$2.37

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
Certain non-GAAP measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles.
The Company defines “Adjusted EBITDA” as net income (loss) adjusted for interest expense, net of amounts capitalized; interest income and other, net; income tax benefit (provision); and depreciation and amortization expense, as well as, if applicable, gain (loss) on extinguishment of debt, net; losses on economic impairments; amortization of intangible assets and contract liabilities, net; restructuring and similar charges; costs related to mergers and integrations; and certain other infrequent operational events. We believe that the Adjusted EBITDA measure provides greater transparency of our core operating performance. We prepare Adjusted Net Income (Loss) by eliminating from Net Income (Loss) the impact of a number of non-recurring items we do not consider indicative of our on-going performance. We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings (Loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends that could otherwise be masked by the effect of the non-recurring items we exclude in the measure.
The Company also discloses free cash flow as a non-GAAP liquidity measure. Free cash flow is calculated as Net cash provided by (used in) operating activities less cash paid for capital expenditures. We believe Free Cash Flow is useful to investors because it measures our ability to generate or use cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. We may have certain obligations such as non-discretionary debt service that are not deducted from the measure. Such business needs, obligations, and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses including return of capital.
We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management team for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling costs, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA
	Three Months Ended September 30,		Three Months Ended
	2025	2024	June 30, 2025
Net income (loss)	$(21,095)	$61,216	$42,872
Income tax (benefit) provision	31,731	31,608	57,096
Interest expense, net of amounts capitalized	40,490	24,951	39,997
Interest income and other, net	(726)	(2,292)	(4,712)
Depreciation and amortization	147,260	109,879	147,085
Amortization of intangible assets and contract liabilities, net	—	(3,730)	(915)
Merger and integration costs	2,145	69,214	5,302
(Gain) loss on sale of operating assets, net	(6,232)	—	(4,751)
Loss on impairment	60,702	—	—
Adjusted EBITDA	$254,275	$290,846	$281,974

Reconciliation of Adjusted Income Tax Benefit (Provision)
	Three Months Ended September 30,		Three Months Ended
	2025	2024	June 30, 2025
Income tax benefit (provision)	$(31,731)	$(31,608)	$(57,096)
Adjustments
Amortization of intangible assets and contract liabilities, net	—	90	—
Discrete tax items	(5,280)	(37,688)	(22,129)
Total adjustments	(5,280)	(37,598)	(22,129)
Adjusted income tax benefit (provision)	$(37,011)	$(69,206)	$(79,225)

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss)
	Three Months Ended September 30,		Three Months Ended
	2025	2024	June 30, 2025
Net income (loss)	$(21,095)	$61,216	$42,872
Adjustments
Amortization of intangible assets and contract liabilities, net	—	(3,640)	(915)
Merger and integration costs	2,145	69,214	5,302
(Gain) loss on sale of operating assets, net	(6,232)	—	(4,751)
Loss on impairment	60,702	—	—
Discrete tax items	(5,280)	(37,688)	(22,129)
Total adjustments	51,335	27,886	(22,493)
Adjusted net income (loss)	$30,240	$89,102	$20,379

Reconciliation of Adjusted Diluted EPS
	Three Months Ended September 30,		Three Months Ended
	2025	2024	June 30, 2025
Unadjusted diluted EPS	$(0.13)	$0.40	$0.27
Adjustments
Amortization of intangible assets and contract liabilities, net	—	(0.02)	(0.01)
Merger and integration costs	0.01	0.45	0.03
(Gain) loss on sale of operating assets, net	(0.04)	—	(0.02)
Loss on impairment	0.38	—	—
Discrete tax items	(0.03)	(0.25)	(0.14)
Total adjustments	0.32	0.18	(0.14)
Adjusted diluted EPS	$0.19	$0.58	$0.13

Reconciliation of Free Cash Flow and Capital Expenditures, net of Proceeds from Insurance Claims
	Three Months Ended September 30,		Three Months Ended
	2025	2024	June 30, 2025
Net cash provided by (used in) operating activities	$277,136	$283,781	$216,357
Capital expenditures	(137,659)	(119,104)	(116,581)
Proceeds from insurance claims	—	—	6,810
Free cash flow	$139,477	$164,677	$106,586